Exhibit 99.2

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EDITED TRANSCRIPT

EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics Research Corporation

EVENT DATE/TIME: DECEMBER 23, 2013 / 1:30PM GMT

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

CORPORATE PARTICIPANTS

Dave Spille Engility Holdings, Inc.—IR

Tony Smeraglinolo Engility Holdings, Inc.—President and CEO

Mike Alber Engility Holdings, Inc.—SVP and CFO

CONFERENCE CALL PARTICIPANTS

Mark Jordan Noble Financial—Analyst

Bill Loomis Stifel Nicolaus—Analyst

Brian Ruttenbur CRT Capital Group—Analyst

Edward Caso Wells Fargo Securities—Analyst

Graham Meharg Loeb King—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the conference call announcing Engility’s proposed acquisition of Dynamics Research Corporation. My name is Mark and I will be your Operator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Dave Spille. Please proceed, sir.

Dave Spille—Engility Holdings, Inc.—IR

Thank you and good morning, everyone. Please note that we have provided the presentation slides on the investor relations section of our website. On the call with me today are Tony Smeraglinolo, President and CEO; and Mike Alber, Senior Vice President and Chief Financial Officer. Earlier this morning, Engility announced its intent acquisition of Dynamics Research Corporation, or DRC. The details of this transaction can be found in the press release we issued this morning at approximately 6:30 AM Eastern time. The purpose of today’s call is to discuss the proposed acquisition. Tony and Mike will review the proposed acquisition and the terms of the transaction. After Tony and Mike’s comments, we will turn the call over to your questions.

You should be aware that our discussion and responses to your questions may contain forward-looking statements related to the acquisition of DRC and the estimated results of the Company which are subject to risks, uncertainty and assumptions. All statements other than historical facts included in our discussion including, but not limited to, statements regarding the timing and closing of the transaction, the expected benefits of the transaction, expected performance and future business plans and any assumptions underlying any of the foregoing are forward-looking statements. Should any of these risks or uncertainties materialize or should our assumptions prove to be incorrect, actual Company results and actual effects of the transaction on the Company could differ materially from those forward-looking statements.

A discussion of risks, uncertainties and assumptions related to the acquisition and the estimated impact on the Company as well as the other information on potential risk factors that could affect our financial results are included in the periodic reports filed by Engility Holdings and DRC filed with the SEC, including ours and DRC’s most recent reports on Form 10-Q and Form 10-K, respectively, particularly under the headings risk factors and the tender offer statement on schedule TO and other offer documents we filed with — filed by Engility and the solicitation recommendation statement on Schedule 14D-9 to be filed by DRC.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

Finally, the tender offer for the outstanding shares of common stock at DRC described in this communication has not yet commenced. This discussion regarding the acquisition is for informational purposes only and is not an offer to purchase any shares of DRC or a solicitation of any offer to sell securities. At the time the tender offer is commenced, Engility will file a tender offer statement on schedule TO including an offer to purchase, a letter of transmittal and related documents with the SEC. And DRC will file it’s solicitation recommendation statement on 14D-9 with the SEC. The tender offer documents and/or solicitation recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to DRC’s stockholder at no expense to them. In addition, such materials and other offer documents filed with the SEC will be available at no charge on SEC’s website at www.sec.gov. With that I’ll now turn the call over to Tony.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Good morning, everyone, and thank you for joining us on our call today. I am extremely excited about the press release we issued earlier this morning. We announced that we signed a definitive agreement to acquire Dynamics Research Corporation. DRC is a US Government services IT and management consulting firm with leading capabilities in healthcare, Homeland Security, research and development, intelligence, surveillance and reconnaissance, financial and regulatory reform, and defense readiness logistics and command control and communications. Under the terms of the agreement, Engility has agreed to acquire all outstanding shares of DRC’s common stock at a price per share of $11.50 in cash. The proposed transaction, which was unanimously approved by both Boards, is expected to be accretive to Engility’s 2014 earnings and significantly accretive to our 2015 earnings and beyond. We expect this transaction, which is structured as a tender offer, will close in the first quarter of 2014.

As you likely can tell, I am thrilled about combining two leading pure play government services providers that are extremely complementary in nature and are focused on delivering superior results to our respective customers as efficiently as possible. This acquisition is consistent with Engility’s growth strategy to further expand our addressable market, customer base and capabilities. In addition, it increases our access to additional contract vehicles and add scale to our business. Achieving long-term success in today’s consolidating federal service market will depend on a mix of organic growth and strategic acquisitions to derive the benefits of scale in a broader customer and contract base.

As I indicated earlier, Engility and DRC are very complementary. There is very little overlap between our respective contract vehicles and customers. This acquisition will further diversify our revenue base as DRC generates approximately 75% of its revenue from customers that will be new to Engility. In addition, DRC generates more than 50% of its revenue from non-DoD customers. This will further diversify our business as Engility generates approximately 75% of its revenue from traditional DoD customers.

DRC also will expand our customer base. Through this acquisition, we will enhance or gain new relationships with the US Air Force, the intelligence community, the Department of Homeland Security, Health and Human Services, FDIC, Treasury Department, TRICARE, the VA, and additional US Navy and Army customers and other Federal agencies. This acquisition also positions us to grow in the high priority areas of healthcare, Homeland Security, research and development, intelligence, surveillance and reconnaissance, and the financial and regulatory reform markets where DRC has established a significant market presence. As a result, we believe Engility will be able to provide its leverage and leverage its low-cost value proposition to better serve a set of new long-standing DRC customers with high priority well-funded missions.

In terms of capabilities, DRC expand our organic capabilities in program support, engineering and technology lifecycle support and IT modernization and sustainment. DRC also provides additional high-end specialized technical consulting expertise in key mission areas such as healthcare IT, high-performance computing, cyber security and financial and regulatory reform. One of the more unique high-end service offerings DRC brings to Engility was obtained through its HPTI acquisition, which DRC completed in 2011. HPTI positioned DRC in the high-end technology services, primarily serving the Federal healthcare and military technology markets. This portion of DRC’s business is known for helping its customers solve some of the nation’s highest priority, most technically advanced problems from high-performance computing to enterprise-wide system engineering and architecture. DRC possesses extraordinary capabilities to meet customer needs for merging priority missions.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

In addition, DRC adds new capabilities in constructive training and modeling assimilation, which will enhance the already significant training franchise we have built over the last 10 years. DRC’s IDIQ vehicles are also very complementary. One of our primary goals with our inorganic strategy is to continue to build on our existing portfolio of IDIQ prime contract vehicles. Through the DRC acquisition, we will gain access to new IDIQ vehicles and GWACs that have significant remaining periods of performance and ceiling values. A few of these contracts include the $4 billion TIPSS-4 contract with the Department of Treasury, the $40 billion CIO-SP3 contract with the National Institute of Health, the $50 billion GSA ALLIANT contract, the $17.5 billion STOC II simulation training and instrumentation Omnibus contract with the US Army, and the $22 billion Eagle II contract with the Department of Homeland Security, which is a highly regarded vehicle but in still under protest. However, we expect DRC will maintain its winning position and we plan to leverage our combined capabilities to win at least our fair share of future task orders.

DRC also adds scale to our business, which is important because it will allow us to spread our combined infrastructure costs over a larger revenue base, invest in and grow our business and better withstand industry headwinds, diversify our customer base across more Federal agencies as we pivot away from our remaining in-theater work with the Army and provide DRC’s existing customers with the same expertise and thought leadership they have been receiving from DRC employees for years but now at a lower total cost.

We have a great deal of respect for the DRC team. They have a strong long-term customer relationships and a highly talented workforce that is focused on customer success. This is validated by DRC’s strong customer satisfaction scores and its long-term enduring customer relationships. DRC has a 25-plus year relationship with the US Air Force and a 10-year or more relationship with the VA, Department of Justice, Department of Treasury and the intelligence community. We believe these strong relationships will be beneficial to us as we leverage our differentiated business model with DRC’s long-standing customers.

In summary, I am thrilled to be welcoming the DRC team to Engility. Through this transaction, we are bringing together the capabilities and highly talented individuals of our two leading organizations, which will enable us to continue to deliver a strong customer-centric value proposition to our clients. It also will expand our addressable market, customer base and offerings. In addition, we will gain access to many new contract vehicles and add scale to our business which should bode well for our combined organization. With that I will turn it over to Mike who will talk about the financial aspects of the transaction.

Mike Alber—Engility Holdings, Inc.—SVP and CFO

Thanks, Tony, welcome, everyone. I’m also thrilled to be adding such a talented and dedicated workforce to our team. We believe this transaction will add significant long-term value to our employees, customers and shareholders. As Tony said, under the terms of the definitive agreement, which was unanimously approved by both Boards, DRC shareholders will receive $11.50 in cash for each outstanding share of common stock via a tender offer. Including approximately $35 million in present value tax benefits we expect to realize from the DRC acquisition on a go-forward basis, the trailing 12-month adjusted EBITDA multiple for this acquisition, excluding transaction expenses, is expected to be 6.8 times using balance sheet data as of September 30, 2013. This acquisition is expected to close during the first quarter of 2014. We will finance this transaction through our existing credit facility with Bank of America and cash on hand. This acquisition is not subject to any financing conditions. Upon closing the transaction, we anticipate our net debt to trailing 12-month adjusted EBITDA leverage ratio will be approximately 2.6 times, which is comparable to our peer group and very manageable given our positive cash flow generation.

For the 2013 full year, DR estimates revenue to be between $274 million at $277 million and adjusted EBITDA to be between $24.3 million and $24.7 million. As Tony indicated, this acquisition is expected to be accretive to Engility’s 2014 earnings and significantly accretive to our 2015 earnings and beyond. And with that, I will open up the lines for questions. Operator, would you please explain the Q&A process?

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Mark Jordan, Noble Financial.

Mark Jordan—Noble Financial—Analyst

Gentlemen, congratulations on the acquisition. Could you talk about the size of the efficiencies you should derive by acquiring DRC with regards to savings on the corporate side and what do you expect from general synergistic benefits from putting the Companies together?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

So we are — we will be in the process of implementing a collaborative integration plan in 2014. So as we go — so as the Companies can go forward and look at a combined business strategy in 2015. So we will be implementing this collaborative integration plan in conjunction with DRC in 2014.

Mark Jordan—Noble Financial—Analyst

Do you have a sense as you enter into 2015, what are your goals with regards to overall cost reduction or cost elimination because the acquisition?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

We believe that based on our projections that we’ve taken a conservative look at cost eliminations going into 2014. But we’ll be spending a significant amount of time looking at what the combined entities will be able to yield.

Mark Jordan—Noble Financial—Analyst

Okay.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Take a spin on that just a little bit as Mike has said, this is going to be very collaborative approach for us the pinpointing exact number at this point in time until we get the opportunity to really get together with the two teams. If you know how we formed Engility was the best of the best and we will go through that same process. We expect it to be a highly efficient organization, that’s part of our mandate. But to pinpoint an exact number probably premature at this point.

Mark Jordan—Noble Financial—Analyst

Okay. If you look back over the last couple of years, Dynamics Research has been transitioning their business mix as you’ve highlighted in your press release where they’ve had emphasizing growth segments which are now in the majority of their business. But some of their legacy operations had been declining and this lowered overall — historically overall revenue levels. Moving into 2014, do you see that point of inflection where the growth segments of DRC will offset the decline in legacy business? And do you — and how much do you think you’ll be able to leverage their IDIQ portfolio to accelerate their growth?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

And that’s really the investment thesis behind this. Again, just taking a step back, reminder of the Engility portfolio. As we spun in the 2012, that narrative was being told a little bit earlier about a 2003 spinoff. But as we pointed out to you in our 10-K, those areas that we’re typically brand is probably about 20% of our business with 80% of our business being at that higher end technical services. DRC has gone through a very similar evolution. They have migrated from not necessarily lower end but technical services to with their acquisition HPTI to much higher end higher value more enduring missions.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

So part of the investment thesis is certainly to go leverage that. You will see where we’re branding the Company and where we’re positioning the Company for the future is just that, in the higher end marketplaces. We will still discriminate ourselves in the security — in security training. That’s still will be a core competency of ours. But as we see the draw down in our OCO work, we expect this type of high-value enduring business to mitigate that downturn.

I’ll continue on just a little bit. It was really part of our investment thesis when we spun the Company, we knew that the OCO was going to be drawing down over a couple three years. The good news of that, it has thrown off quite a bit of cash and you see we’re deploying that cash to transform the Company.

Mark Jordan—Noble Financial—Analyst

Okay. Final question for me, if I may, the $35 million you note in terms of present value of tax benefits, how much of that will you receive annually, say for 2015 which will be the first full year?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

The expectation is that we’d take a look at that tax benefit over a five to six year period of time, pretty much prorated over that period of time.

Mark Jordan—Noble Financial—Analyst

Thank you very much.

Operator

Bill Loomis, Stifel.

Bill Loomis—Stifel Nicolaus—Analyst

Tony, what did you see in the market with Engility? You mentioned the investment thesis, as I understood it was not to focus on solutions provide low cost services and a low cost model going forward. Obviously DRC was with the HPTI acquisition was moving out to the direction as you just mentioned more towards the solution side. What are you seeing in the market that made you change the direction of Engility? And what, you mentioned were taking costs out, what edge do you have on taking costs out other than scale that DRC didn’t? Thanks.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Hi, Bill, I don’t really see it as a pivot or a change in philosophy, it’s a continuation of the conversation we’ve been having of that spectrum of thought of services. And we all have that conversation. There is a spectrum of thought we could flush through what is the lowest bend of that spectrum of thought base operations (inaudible) commodes, obviously we’re never in that part of the business we’re always in that little bit more in the middle with some of the higher end stuff getting into the technical consulting. As we had pointed out in our recent 10-K, a lot of our business is more toward that higher end, more akin to what Booz Allen is doing, akin to what the task is doing. This is just an amplification of that. We see that market still being in the technical services end. But it gets to the consultancy which we consider the higher end of technical services. So I don’t see this as a pivot, I see this as really a double down in the higher value, higher margin business that we’ve been on that path since the spin.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

Bill Loomis—Stifel Nicolaus—Analyst

In terms of the cost structure, what edge will you have on reducing costs on some of these IT programs versus what DRC did?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Just taking always the thesis if you like Engility today, you’re really going to like it tomorrow because success breeds success. As we can take that finite and I think maybe industry-leading streamlined cost structure over a bigger base it does good things for our existing customers as well as positions us well for new customers. That’s in spades with DRC. They have just distinguished themselves of bringing high-value, highly talented folks to the marketplace. Now they’re going to be able to go do that in even more attractive, more efficient low cost model, not because they weren’t efficient. Matter of fact, they knocked the cover off of it, if you look at their DSOs as being a proxy for the majority of their systems, it’s in the 50s. It’s just the mathematics of being able to take that business over now the $1.4 billion, $1.5 billion Engility base.

Bill Loomis—Stifel Nicolaus—Analyst

Okay. Thank you.

Operator

Brian Ruttenbur, CRT.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay, Tony, so what now? Do you see that other competitors, the [Khakis], ManTech’s, whatever will go out and start making acquisitions is 2014 going to be the year of acquisitions and what’s next for you guys? Can — do you have the capacity to make more acquisitions of this size?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Well I think we are enjoying a little bit of the first mover advantage in this technical services marketplace. I differentiate this from CACI’s purchase of Six3 which I saw a little bit more of the one off, clearly a double down in their strategy in the intel cyber security marketplace that were picking up some of those capabilities. Yes, we’re excited about this higher end technical consultancy.

Is there more acquisitions? We’ve been very selective with this one. Okay? A reminder, Brian, you’ve been with us since the spin. All of our energies we’ve put into doing this spin as the July 2012 timeframe seamlessly. I think you were able to accomplish that for our employees and our customers. The next was transforming Engility for 4.5 months when people thought it was going to take 12 to 18 to that efficient cost model. We spent the first half of 2013 understanding that model. And in June, July of this year with our Board we took a look at what good looks like going forward. And we felt that there had to be a disciplined inorganic strategy that complemented our organic strategy.

That disciplined inorganic strategy was going to — must provide us three things. It had to provide us new capabilities, new markets and scale. Fortuitous? This opportunity came up that just did just that. It did it in spades. Obviously I talked about the new marketplaces it’s opening up for us. First supplying our portfolio higher end capabilities and obviously just by its definition, scale. So —

Brian Ruttenbur—CRT Capital Group—Analyst

Very good.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

But we take a look at it, this is a very good acquisition for us. Most probably very similar to what we’ve done in the past, we’re going to digest this. We’re going to make sure that this is industry best in terms of its structure, the new Engility, maintains its advantage of being streamlined. So there’s nothing imminent, but again, we will always have a disciplined approach toward acquisitions.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. And then as one other question, in terms of DRC, this was a competitive situation in terms of this being shot shocked by investment bank I believe, and you can correct me if I’m wrong. What do you think about the competition out there? Are they hungry to — were they interested? Was there a lot of interest in DRC from the competition?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Brian, unfortunately I can’t comment on that. That will all be filed and be coming out in the coming days when we file — do our SEC filing. So apologize, don’t want to deflect the question, but I just can’t comment at this point.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. And you anticipate it to be closed again when?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Late January, early February, so first quarter.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. Great, thank you very much.

Operator

(Operator Instructions)

Edward Caso, Wells Fargo.

Edward Caso—Wells Fargo Securities—Analyst

Are there any organizational conflict interest that may cause you to shed contracts here?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Ed, no. We did a very robust sweep of both portfolios. Obviously that’s (inaudible). The Engility thesis plus to mitigate OCI, we see none.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

Edward Caso—Wells Fargo Securities—Analyst

Is that — is there any parts of their business that you, without specifically naming them, do you sense that you may shed some just because it doesn’t fit where you want to go?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

We don’t see any of that, Ed. We think that it’s very complementary. We enjoy the scale that it brings to us, so I don’t foresee divesting ourselves of anything.

Edward Caso—Wells Fargo Securities—Analyst

You didn’t say anything about, or I might have missed it, about management. Are they staying? Are there retention in place? Can you talk about how the management structure looks post settlement?

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Yes and Mike had pointed out, we’re going to keep this separate, run it separate for a year. It’s our intention not to have employment contracts but retention agreement with key leaders. The most sensitive thing for us is we treasure this acquisition, we treasure the people and we want to make this as seamless as possible on all employees. So we would expect an orderly transition in 2014 but keeping the majority of the leadership in place through retention agreements.

Edward Caso—Wells Fargo Securities—Analyst

Okay. Want to make sure I have the numbers right. In dollars, how much are you paying for the company rather than per share?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

Basically the two components of that are the equity price — the equity portion which is based on the share price which is about $121 million. And the debt portion of it around $79.2 million. So all in, without transaction costs it’s roughly $200 million.

Edward Caso—Wells Fargo Securities—Analyst

Okay. And then the multiple EBITDA trailing multiple you’re paying excluding the tax benefit would be what?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

On a tax adjusted free deal basis, it’s 6.8 times on a trailing 12 months.

Edward Caso—Wells Fargo Securities—Analyst

And — but what’s the math without the tax benefit? I just want to make sure I got my numbers right here.

Mike Alber—Engility Holdings, Inc.—SVP and CFO

Let’s see. It’s approximately 8.3 times without the tax.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

Edward Caso—Wells Fargo Securities—Analyst

And then do you just have the numbers — you have — do the numbers change much on the estimated 13 — because you’re only off by a quarter, right? So that the multiples are roughly the same?

Mike Alber—Engility Holdings, Inc.—SVP and CFO

Yes.

Edward Caso—Wells Fargo Securities—Analyst

Okay, great. Congratulations.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Thank you.

Operator

Graham Meharg, Loeb King.

Graham Meharg—Loeb King—Analyst

Good morning, gentlemen, actually all of my questions have been answered. Congrats on the transaction. Thanks very much.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Thanks, Graham.

Operator

I’m going to turn it back over to Tony for closing remarks.

Tony Smeraglinolo—Engility Holdings, Inc.—President and CEO

Well thank you very much for joining us today and for your interest in Engility. We are excited to bring two great Companies together to create a stronger more efficient organization supporting our customers with a wider range of specialized technology and mission experience. I look forward to welcoming DRC’s highly talented employees to the Engility team. And as we continue down this path, we will provide you with timely updates on our progress. And with that, we will end today’s call. We look forward to speaking with you again in the near future.

Operator

Thank you very much. This concludes today’s conference. Thank you for your participation, you may now disconnect. Have a great day.

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DECEMBER 23, 2013 / 1:30PM, EGL—Engility Holdings Inc Conference Call to discuss the acquisition of Dynamics

Research Corporation

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